Exhibit 10.17

Professional / Wholesale Policies

6400 SW Rosewood St., Lake Oswego OR 97035

503.694.1600 / 800.245.8282 / Fax: 503.682.0838

Sales Representative: Tim Terry

Minimum Order

Professional Accounts will be required to order a minimum of 3 items per product code. A minimum of $100 order after the discount is required. If the order is less than $100 after the discounted rate, a handling fee of $10 will be added to the order.

Product Care

Kirkman has some products that need to be kept cool while in transit and need special attention. All our probiotics need to be kept cool, so we expect our distributors to ship them on ice as well to customers. We recommend they not be in the mail any longer than 2 days, if possible.

Shipping

Shipping of products will normally take place 24 to 48 hours of the order being placed with the exception of Probiotics. The Professional / Wholesaler will pay for shipping on all orders under $250 at the wholesale cost. For order over $250 at the wholesale cost, Kirkman will pay the cost of shipping. UPS ground excluding Probiotics.

General Merchandise will be shipped via UPS Ground unless otherwise stated on the order form or as requested by the Professional.

Orders under $250 for the Professional/Wholesaler will be charged for shipping based on the exact weight. There will be no other charges associated with shipments to the Professional/Wholesaler unless the order is under $100 after the discount, then a $10 handling fee will be applied.

Probiotics will be shipped Monday thru Wednesday only and will be shipped UPS Second Day, unless the Professional specifies a faster method of shipping. Kirkman will share the shipping costs on a 50/50 basis on all Probiotic orders of $250 or more at the wholesale cost going UPS 2 Day Air. Also when you reship to your customers you must ship them out with an ice pack and at least 2 day shipping.

Terms

Initial product orders will be prepaid in full, shipped COD, or charged by credit card. Please note: There is an additional fee for shipping COD orders. Upon approval of your credit application, terms of net 30 days will be extended to the professional account.

International Inquiries

Terms for International: Payment must be in U.S. funds and is required at time of order (credit card, electronic transfer, international money order, etc.). Professional / Wholesaler is responsible for the cost of shipping and duties.

Return

Kirkman will gladly make a refund for product(s) returned within 30 days from the date of purchase if the product(s) has not been opened and the protection wrap is in place. Items returned are subject to a 25% restocking fee. (The cost of shipping is not included in the refunds.) Probiotics cannot be returned at any time. To be eligible for a refund or exchange, a Return Merchandise Authorization (RMA) must be obtained by call 1-800-245-8282.

PROFESSIONAL AND/OR WHOLESALERS MUST MEET ALL REQUIREMENTS IN ORDER TO BE GRANTED OUR DIS- COUNTED RATES. PLEASE KEEP IN MIND THAT KIRKMAN® RESERVES THE RIGHT TO DENY AN APPLICATION BASED ON DEMOGRAPHIC LOCATIONS. PLEASE FEEL FREE TO RE-SUBMIT APPLICATION AT ANYTIME.

6/28/2011
Signature	Date

Complete details, terms and conditions are included in the Reseller/International Agreement

WEBSITE LICENSE AGREEMENT

The parties to this agreement, hereinafter called (“Agreement”), are Kirkman Group. Inc. an Oregon corporation, hereinafter (“Kirkman”), and iHerb Inc / GwenFallsSRN hereinafter (“Licensee”).

WHEREAS, Licensee may, from time to time, request from Kirkman information concerning Kirkman’s products and/or graphic materials (“Information”), for use on Licensee’s website or other marketing materials; and

WHEREAS, Kirkman, if it provides the Information, will only do so provided Licensee does not alter or change in any manner the Information so provided.

NOW, THEREFORE, in consideration of the covenants set forth herein, and other valuable consideration, the parties agree as follows:

1. Kirkman, at its sole discretion, may provide to Licensee, the non-exclusive use of the Information for display on Licensee’s website or other marketing materials. Kirkman shall not be required to provide Information. Kirkman reserves the right to market and use the Information and to provide it to others for use. Kirkman shall not be required to provide Licensee with any amendments or supplements to the Information in the event the Information is supplemented or amended.

2. Upon receipt of the Information from Kirkman, Licensee agrees that it shall not alter, change, modify or make any additions whatsoever to Kirkman Information on its website or any other means of advertisement or distribution of the Information, without the written permission of Kirkman Group, Inc. Licensee agrees that any use of Kirkman images or materials will comply with all applicable regulatory requirements and that no claim regarding Kirkman products will be made that violates regulatory restrictions.

3. Licensee shall not distribute, transfer or provide the Information to any other third party for use on a website or any other form of advertisement or distribution medium without the written permission of Kirkman, and the parties agree that Kirkman shall remain the sole owner of the Information, and all patents, copyrights, trademarks, or names related thereto.

4. Kirkman shall not be responsible to Licensee for any liability or obligation related to the Information.

5.  Licensee shall indemnify and hold Kirkman harmless from all loss, damage, cost and expense, of whatever nature, including attorney’s fees, resulting from, or in any way connected with, any breach by Licensee of any of the provisions of this Agreement.

6. In the event of a breach of this Agreement the parties agree that damages at law may not be entirely adequate, and agree that in addition to such damages as the non-breaching party may recover against the other, either party is entitled to obtain injunctive relief by a court of law in the State of Oregon or any other jurisdiction to prevent a breach or future breach of this Agreement by the other party.

7.  Neither party shall, for any purpose, be deemed to be an agent of the other party nor shall the relationship between the parties only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

8. In the event that a dispute between the parties with respect to this Agreement is resolved by litigation or other proceeding or a party must engage an attorney to enforce its rights hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable investigative costs and expenses (including without limitation, attorneys fees, and those incurred on any appeal) from the other party

9. This Agreement shall be governed by and construed under the laws of the State of Oregon. Licensee hereby consents to Jurisdiction in the State of Oregon. and the venue for any proceeding in Oregon shall be in Multnomah County, Oregon. Licensee also waives any right of a jury trial. Notwithstanding the above, either party may apply to any court for injunctive relief as provided in paragraph 6 above.

10. Except as provided below, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party.

11. Either party may terminate this Agreement upon 30-days notice to the other as provided herein. In the event of termination, licensee shall stop disclosing the Information on its website or any other distribution or advertisement medium and return the Information to Kirkman.

ACCEPTED AND AGREED TO:

Rep: Tim Terry

IRKMAN

DATE: PARTIES:	KIRKMAN GORUP, INC., dba KIRKMAN 6400 S.W. Rosewood Street Lake Oswego, Oregon 97035 (503) 694-1600 / (800) 245-8282
(“Kirkman”)		(“Reseller”)

RECITALS

A. Kirkman is engaged in the business of manufacturing, distributing and selling dietary supplements and related products;

B. Kirkman desires to distribute its products to Consumer.; through various independent resellers, including physicians, pharmacies and health food stores; and

C. Reseller desires to become an authorized reseller of Kirkman products;

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1 “Consumers” shall mean customers that acquire Products from Reseller for their own personal use and not for remarketing.

1.2 “Products” shall mean (i) dietary supplements and related products manufactured by Kirkman and sold under its trademarks, and (ii) dietary supplements and related products that Kirkman has purchased from other manufacturers and has the right to distribute and sell through independent resellers.

2. Appointment of Reseller.

2.1 Appointment. For and during the term of this Agreement and subject to the terms and conditions set forth herein, Kirkman does hereby appoint Reseller as an authorized reseller of the Products for the limited purpose of re-selling the Products to Consumers in the United States, and Reseller does hereby accept such appointment.

2.2 No Territorial Rights. Reseller’s right to market and sell the Products is not an exclusive right and nothing in this Agreement shall be deemed to give Reseller any exclusive or protective sales territory or to limit the right of Kirkman to determine the distribution of its Products and to authorize the sale of its Products at such locations, and in such manner, and by such dealers, resellers, distributors, representatives or agents as it deems appropriate.

2.3 Changes in Products. Kirkman may at any time, in its sole discretion, limit or restrict the Products available to Reseller, discontinue any Product, or change the ingredients of any Product, without prior notice to Reseller and without liability or obligation to Reseller,

2.4 Direct or Other Sales. Kirkman expressly reserves the right, without obligation or liability to Reseller, to market and sell the Products directly to all categories of customers, and to market and sell the Products through other dealers, resellers, distributors, representatives or agents selected or appointed at any time by Kirkman.

2.5 Limitations. Reseller is only authorized under this Agreement to sell the Products to Consumers in the United States. Reseller shall not, directly or indirectly, through an affiliated entity or otherwise, promote, market or sell the Products to any other category of customer. Reseller shall have no authority to appoint, and shall not appoint, any other dealer, distributor or remarketer of the Products without the prior written consent of Kirkman.

3. Tenns of Sale.

3.1 Price. The price that Reseller shall pay for each Product purchased hereunder shall be Kirkman’s suggested retail price less the applicable discount available to Reseller under the Professional Discount Policy established by Kirkman for its domestic resellers and in effect on the date Kirkman accepts the order for the Product. Kirkman may change its suggested retail price for any Product, and its Professional Discount Policy offered to its domestic resellers, at any time and from time to time by giving written notice thereof to Reseller; provided, however, such price change shall only apply to purchase orders submitted by Reseller after receipt of notice of such change. All prices charged to Reseller hereunder are exclusive of freight, shipping and insurance charges, and exclusive of any and all value-added, sales, use, excise, gross receipts or similar taxes, all of which shall be paid by Reseller.

3.2 Purchase Orders. Reseller shall initiate all purchases hereunder by submitting purchase orders to Kirkman in accordance with Kirkman’s reseller ordering procedures in effect from time to time. Reseller shall, in placing an order, be required to order a minimum of three items for each Product code ordered, and a minimum of $250 of Products in any one purchase order. All purchase orders placed by Reseller shall be subject to acceptance or rejection by Kirkman. No purchase order shall be binding on Kirkman until the earlier of Kirkman’s acceptance in writing or shipment and, in the case of acceptance by shipment, only as to the portion of the order shipped, Kirkman will not be liable in any respect for any loss or damage caused by its non-acceptance of any order or by any failure or delay in making deliveries.

3.3 Acceptance of Reseller Orders Conditioned on Reseller’s Assent to Terms Herein. Kirkman’s acceptance of all Reseller orders is expressly conditioned on Reseller’s acceptance of the terms and conditions of sale set forth in this Agreement in their entirety without any additions, deletions, modifications or exceptions. Reseller agrees that all sales of products by Kirkman shall be governed solely and exclusively by the terms and conditions of sale set forth in this Agreement, which terms and conditions shall supercede and prevail over all terms and conditions of Reseller’s order. Any terms or conditions submitted by Reseller (in any order or other communication) that are different from or in addition to the terms and conditions contained herein are hereby objected to and rejected by Kirkman, shall not be effective or binding, and shall not become a part of the contract of purchase and sale between Reseller and Kirkman. Kirkman’s silence or failure to respond to any such term or condition submitted by Reseller shall not be deemed to be an acceptance or approval thereof.

3.4 Delivery; Risk of Loss; Insurance. All Products sold to Reseller hereunder shall be sold F.O.B. Kirkman’s warehouse (the “F.O.B. Point”), at which time title to the Products shall pass to Reseller. Reseller shall pay all freight, shipping and insurance charges; all value-added, sales, use, excise, gross-receipts or similar taxes; and any and all other costs or charges incurred after delivery of the Products to the carrier at the F.O.B. Point. All products shall be shipped in accordance with the Professional Discount Policy established by Kirkman and in effect on the date Kirkman accepts the order for the Product, and Reseller shall pay the shipping charges specified in such Professional Discount Policy. All risk of loss or damage from any cause whatsoever shall be borne by Reseller after delivery of the Products to the carrier at the F.O.B. Point. Although Kirkman will, if possible, attempt to accommodate Reseller’s shipping requests, Kirkman shall, in its sole discretion, determine all shipping dates and delivery schedules.

3.5 Payment. Except when cash payment for an order is required by Kirkman in advance, payment will be made by Reseller for all Products ordered hereunder in lawful money of the United States based upon credit terms arranged at the time the Reseller’s account is initially set up. If Reseller is invoiced for payment with terms, payment is due within 30 days of the date of Kirkman’s invoice. Notwithstanding anything expressed or implied herein to the contrary, Kirkman may at any time or from time to time change the terms of payment offered to Reseller, or require cash payment for a purchase order in advance. If Reseller fails to pay any sum owing to Kirkman when due, or otherwise fails to perform any other obligation owing to Kirkman, Kirkman shall have the right, at its option and in its sole discretion, in addition to any and all other rights or remedies, to cancel any pending orders, or to stop shipment in transit, or defer shipment, of any pending orders until Reseller has paid all sums owing in full remedies, to cancel any pending orders, or to stop shipment in transit, or defer shipment, of any pending orders until Reseller has paid all swns owing in full and otherwise fully complied with all obligations owing to Kirkman. Reseller shall pay a late payment charge on any invoice not paid in full within 30 days of the date thereof equal to 1.5% per month of the unpaid balance, or if said 1.5% is deemed to be unenforceable under applicable law, the highest late payment charge permissible under applicable law.

3.6 Duty to Inspect Upon Delivery. Reseller shall inspect all Products immediately upon delivery and shall give written notice to Kirkman within ten (10) days of the date of delivery as to any discrepancies between Kirkman’s invoice and the quantity of Products received, or any claim that the Products are damaged or otherwise nori-conforming to the terms of this Agreement. If Reseller shall fail to give such notice within ten (10) days of date of delivery, the Products shall be deemed to be satisfactory; Reseller shall be deemed to have accepted the Products, and Reseller shall have no right to thereafter assert any claim against Kirkman with respect to shortages or damaged or non-conforming products. Reseller expressly waives any right Reseller may have to revoke acceptance after the expiration of said ten-day period.

3.7 Reseller Status. All deliveries of Products covered by this Agreement shall constitute sales made directly to Reseller. All sales shall be final, and no Products may be returned, except as otherwise provided in the Professional Discount Policy established by Kirkman and in effect on the date Kirkman accepts the older for the Product.

3.8 Re-Sales. Reseller is entitled to set retail prices appropriately in its best interests. In accordance with Kirkman’s resale price policy, as provided to Reseller from time to time, Kirkman may issue suggested minimum resale price lists. Reseller is not required to use such minimum pricing. Kirkman reserves the right to terminate Reseller’s right to sell Kirkman’s Products if Reseller does not do so.

4. Duties of Reseller.

4.1 Minimum Purchase Obligation. Reseller must purchase from Kirkman, and pay Kirkman for, each year a minimum of $1,000 of Products.

4.2 Sales Promotion. Reseller will at all times use its resources and best efforts to diligently and effectively advertise and promote the sale of the Products. Reseller will pursue effective sales policies and procedures to realize the maximum sales potential for the Products.

4.3 Trade Practices. Reseller will at all times deal honestly, frankly, fairly and equitably witli customers and potential customers, and will give customers all information required by law. Reseller will not engage in any deceptive, misleading, or unethical trade practice or advertising, or any other conduct or activity which tends to mislead, deceive or defraud the public, or to adversely affect the good name or reputation of Kirkman or the Products. Reseller will, at its own expense, comply with all applicable federal, state and local laws and regulations, including without limitation those regulating trade practices and advertising.

4.4 Representations About Products. Reseller shall not malce any false or misleading representations, whether verbally, written or electronically communicated (including e-mail and website representations), to its customers or others regarding Kirkman or the Products purchased from Kirkman hereunder, specifically including without limitation any statements or claims regarding the Products, either domestically or internationally, that in any way violate the regulations of the United States Food and Drug Administration (FDA) or the United States Federal Trade Commission (FTC). Reseller shall not make any representations with respect to the ingredients, benefits or results of the Products, or publish any description of the Products, except as expressly set forth in Kirkman’s documentation accompanying the Products, or Kirkrnan’s literature describing the Products.

4.5 Care and Handling of Products. Reseller must store, care for, handle and ship all Kirkman products according to instructions and procedures supplied by Kirkman. For example, all probiotic Products must be refrigerated and must be shipped out on ice, even if they are sent by overnight delivery. Failure to properly store, care for, handle or ship Kirkman Products shall be cause for termination of this Agreement by Kirkman.

4.6 Sales Records/Inspection. Reseller shall maintain such records concerning its care and sales of the Products, and furnish to Kirkman such sales and other information, as Kirkman may reasonably request from time to time to enable Kirkman to ascertain Reseller’s performance under this Agreement. Reseller agrees that it is subject to inspection by Kirkman at any time; upon reasonable advance notice Kirkman may inspect any of Reseller’s facilities, in particular those portions of Reseller’s facilities in which it stores and handles Kirkman Products.

4.7 Policies and Procedures. In addition to the specific obligations set forth in this Agreement, Reseller will strictly comply with all guidelines, policies and procedures adopted by Kirkrnan from time to time with respect to its resellers, including without limitation, all guidelines, policies and procedures set forth in the Reseller Bulletins issued by Kirkman from time to time. As requested by Kirkman Reseller will sign and return to Kirkman a copy of any one or more Kirkman guidelines, policies or procedures as to document its understanding of such guidelines, policies or procedures.

5. Relationships of the Parties.

5.1 Independent Reseller Status. Neither this Agreement, nor the authorization to sell Kirkman’s Products granted herein. shall give rise to any implied relations or agreements whatsoever. Reseller shall have no authority to represent Kirkman as an agent, or to bind Kirkman by any contract, representation, understanding, act or deed. Neither the making of this Agreement, nor the performance of any of the provisions hereof, shall be construed (i) to constitute Reseller as a legal representative of Kirkman for any purpose whatsoever, (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. or (iii) to allow Reseller to create or assume any obligation on behalf of Kirkman for any purpose whatsoever.

5.2 Sales by Reseller. All sales of Products made by Reseller shall be in its own name and for its own account, it being understood that Reseller is an independent organization re-selling Products which are purchased from Kirkman.

5.3 Indemnification. Reseller shall indemnify, defend and hold Kirkman and its related corporations and entities, and their respective officers, directors, shareholders, employees, agents, successors and assignees, harmless from and against any and all claims, suits, expenses, liabilities, losses, and costs. including without limitation attorneys’ fees and costs, arising out of or resulting from (i) any acts, omissions, or representations of Reseller or its employees, agents, representatives, or other personnel or (ii) any breach by Reseller of any of its covenants or obligations under this Agreement. Reseller’s obligation to indemnify Kirkman under this Paragraph shall survive the termination of this Agreement.

6. Trademarks, Trade Names and Related Matters.

6.1 Ownership of Names and Marks. Reseller acknowledges and agrees that Kirkman is the exclusive owner of various trademarks, service marks, trade names, logos and designs used from time to time by Kirkman in connection with its business and the sale of the Products, and the goodwill associated therewith (collectively the “Trademarks”). Reseller agrees not to contest the validity or ownership of the Trademarks, or any registrations or applications therefor, and shall not at any time apply for or obtain the registration of any of the Trademarks, or do or suffer to be done any other act or thing which might in any way impair the rights of Kirkman in and to the Trademarks or the distinctiveness thereof. Reseller shall not claim any right or interest in the Trademarks and shall not use, employ or attempt to register any Trademarks, service marks or trade names which are confusingly similar to the Trademarks.

6.2 Use of Names and Marks. Reseller shall have no right to use, and shall not use, the corporate name of Kirkman, or any of the Trademarks, or any confusingly similar names or marks, except to identify Products purchased by Reseller from Kirkman under this Agreement. Whatever use Reseller makes of Kirkman’s corporate name, or any of the Trademarks, shall inure to the exclusive benefit of Kirkman. In the event Reseller adopts, develops, or acquires, directly or indirectly, any right in any name, symbol, or trademark for identifying any Product covered by this Agreement or in any goodwill developed in connection therewith, Reseller shall, upon request by Kirkman, assign to Kirkman all of its rights in said name, symbol, or trademark, together with the goodwill of the business in connection with which said name, symbol, or trademark is used.

6.3 Markings on Products. Reseller acknowledges and understands that all Products sold to Reseller hereunder will bear trademarks, service marks, trade names, logos and other markings installed or placed thereon by Kirkman. Reseller agrees not to alter, remove, conceal or cover any of said trademarks, service marks, trade names, logos, or other markings, except as expressly authorized in writing by Kirkman.

6.4 Sale Conveys No Licenses. Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise, any license or rights under any trademarks, service marks, trade names, patents, inventions, copyrights, know-how, trade secrets or other proprietary rights of Kirkman.

6.5 Website. Reseller may not feature any Kirkman Product, or make any reference to Kirkman on an Internet website without first obtaining Kirkman’s prior written permission, which Kirkman may withhold in its discretion. The Reseller must also sign and return to Kirkman. Kirkman’s Website License Agreement, and must comply with that Agreement in all respects.

If Kirkman has already approved an Internet website, the following space will be initialed by the authorized individual signing this agreement for Kirkman: ______________.

6.6 Store Location. Reseller may not sell Kirkman Product in a physical retail store without first obtaining Kirkman’s prior written permission, which it may withhold in its discretion. If Kirkman has already approved a physical store space, the address will be entered here: __________________________.

7. Confidential Information.

7.1 Confidential Information. The parties recognize that Reseller and its personnel will, in performing this Agreement, necessarily become conversant with certain trade secrets and other confidential or proprietaiy information regarding Kirkman and the Products, including without limitation price lists, marketing plans, customer lists and customer contact information, data books, reseller manuals, and sales materials (all of such trade secrets and other information, except for any portion thereof that becomes generally available to the public other than by reason of disclosure in violation of this Agreement, is referred to in this Section 7 as “Confidential Information”). Reseller acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive and permanent property of Kirkman, whether or not prepared in whole or in part by Reseller and whether or not disclosed or entrusted to Reseller in connection with the performance of its duties hereunder.

7.2 Covenant of Nondisclosure and Nonuse. Reseller agrees that it will not, during the term of this Agreement or thereafter, reveal, communicate or disclose any Confidential Information, directly or indirectly, under any circumstance or by any means to any person or entity, other than its own employees who have a need to know such information for the limited purpose of performing Reseller’s duties and obligations under this Agreement, provided, however, prior to any such disclosure Reseller shall inform such employee of the confidential nature of the Confidential Information and obtain the employee’s written agreement to be bound by the terms of this Agreement. Reseller further agrees that it will not, during the term of this Agreement or thereafter, directly or indirectly, copy or may any commercial or other use whatsoever of any Confidential Information, except as may be necessary to perform its duties and obligations under this Agreement.

7.3 Remedies. Reseller acknowledges that the Trademarks and Confidential Information are special and unique to Kirkman and that any breach of the terms and covenants of Section 6 or this Section 7 will result in irreparable and continuing harm to Kirkman for which there would be no adequate remedy at law. By reason thereof, Reseller agrees that, in the event it breaches any of its obligations under Section 6 or this Section 7, Kirkman shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, without the necessity of proof of actual damages and without posting bond for such relief, in addition to any and all other remedies provided by applicable law or equity.

8. Limited Warranty; Disclaimer, Limitation of Liability

8.1 Limited Warranty. Kirkman warrants to Reseller only that all Products sold to Reseller will conform to the description thereof set forth in Kirkman’s invoice. Kirkman’s liability for breach of the foregoing limited warranty shall be limited to replacement of the damaged or non-conforming Product, or refund of the purchase price paid by Reseller for the damaged or non-conforming Product, at Kirkman’s sole option, provided, however, Reseller shall have no rights under the foregoing limited warranty unless (i) Reseller gives Kirkman written notice, within ten (10) days of date of delivery of the Product, specifying in reasonable detail the nature of the warranty problem; (ii) Reseller returns the damaged or non-conforming Product to Kirkman’s warehouse, at Reseller’s sole expense, within ten (10) days of Kirkman’s request; (iii) Kirkman inspects the Product at Kirkman’s warehouse. and determines that such Product is, in fact, damaged or non-conforming; and (iv) Reseller has paid for the Product in full when due. Reseller acknowledges that no other representations of warranties have been made to, or relied upon by, Reseller in proceeding forward with the purchase of the Products. Kirkman’s limited warranty extends only to Reseller as the original purchaser and shall not be transferable. Kirkman’s limited warranty shall be null and void if Reseller fails to pay for the Products in full when due.

8.2 DISCLAIMER OF UNSTATED WARRANTIES. KIRKMAN’S LIMITED WARRANTY IS THE ONLY WARRANTY APPLICABLE TO PRODUCTS SOLD TO RESELLER. KIRKMAN MAKES NO OTHER WARRANTIES WHATSOEVER TO RESELLER, AND SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DFALING OR USAGE OF TRADE. KIRKMAN’S LIMITED WARRANTY SHALL NOT BE EXTENDED ALTERED OR VARIED EXCEPT BY WRITTEN INSTRUMENT SIGNED BY A DULY AUTHORIZED OFFICER OF KIRKMAN.

8.3   LIMITATION OF LIABILITY. KIRKMAN SHALL HAVE NO LIABILITY TO RESELLER FOR ANY CLAIM OR DAMAGE ARISING FROM THE SALE OF PRODUCTS TO RESELLER, OR ANY BREACH OF THE TERMS AND CONDITIONS OF SALE SET FORTH HEREIN, OTHER THAN TO REPLACE THE PRODUCT, OR REFUND THE PURCHASE PRICE OF THE PRODUCT, AT KIRKMAN’S SOLE OPTION. UNDER NO CIRCUMSTANCES SHALL KIRKMAN BE LIABLE TO RESELLER FOR ANY PUNITIVE OR EXEMPLARY DAMAGES OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF USE, PROFITS, REVENUE OR BUSINESS) ARISING FROM, OR IN ANY WAY RELATED TO, THE MANUFACTURE, SALE, USE OF OR INABILITY TO USE THE PRODUCTS, NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN. THIS EXCLUSION SHALL APPLY REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE SALE OF PRODUCTS TO RESELLER MAY BE BROUGHT BY RESELLER AGAINST KIRKMAN MORE THAN ONE YEAR AFTER THE DATE OF DELIVERY OF THE PRODUCTS TO RESELLER.

8.4 State Law and Other Jurisdiction Rights. Some states and other jurisdictions do not allow the exclusion or limitation of indirect, special, incidental or consequential damages, or limitation on the length of an implied warranty, so the above limitations or exclusions may not apply to Reseller. Kirkman’s limited warranty gives Reseller specific legal rights, and Reseller may also have other rights, which may vary from state to state, or jurisdiction to jurisdiction.

9. Recall. Reseller shall immediately notify Kirkman in writing should it become aware of any defect or condition which may render Product in violation of applicable law or regulations or which may cause or constitute any deviation from the specifications or warranties for Product. This paragraph shall apply both to any recall of Kirkman Product required by government authority, and to any voluntary recall of Kirkman Product initiated by Kirkman (collectively a “Recall”). In the event of a Recall, Reseller shall follow any reasonable directions from Kirkman as to the manner of completing the Recall. Reseller shall carry out the Recall or replacement in full compliance with applicable laws and regulations and in the manner directed by Kirkman, in as expeditious a manner as possible, in such a way as to cause the least disruption of the sales of the Product, and in a manner that helps preserve customer goodwill and the reputation of the Products and of Kirkman. Reseller shall be responsible for notifying Consumers who purchased Product from Reseller of the existence, and terms of the Recall, including by posting, on its website and in any retail storefronts it maintains, notices provided by Kirkman regarding the Recall, and if Kirkman so requests, proactively contacting any Conswners who purchased from Reseller and providing them with the information provided by Kirkman regarding the Recall. Reseller will follow procedures provided by Kirkman regarding communications with Consumers, publicity, and the handling of Product returns and requests for refunds by Consumers who purchased Product. If requested by Kirkman, Reseller shall accept from any Consumers the return of recalled Product and provide those Consumers with a refund of the purchase price they paid for the returned Product. As directed by Kirkman, Reseller will return to Kirkman, or destroy, Product returned by Consumers pursuant to a Recall. Kirkman shall either replace recalled Products (whether from Reseller’s inventory or Product returned by Consumers to Reseller) or reimburse Reseller for recalled Product returned to Kirkman or destroyed at Kirkman’s direction.

The amount reimbursed by Kirkman to Reseller shall be the amount Reseller paid Kirkman for recalled Product. Kirkman shall not be responsible for any recalls, or any other refund or replacement of Product that doesn’t result from a breach of warranty, or from a defect in the manufacture, packaging or labeling of Product by Kirkman, or which results from any action taken or omitted by Reseller. Kirkman shall have no liability to Reseller (or others) for indirect costs of any Recall, such as lost profits, damage to reputation, employee time or overhead.

10. Term; Termination.

10.1 Term. This Agreement shall become effective as of the date set forth above and shall continue for an indefinite term thereafter, subject to termination as provided herein. Kirkman’s acceptance of any purchase order after any notice of termination is given shall not operate as a renewal of this Agreement or as a waiver of such termination.

10.2 Termination Upon Written Notice. This Agreement may be terminated by either party at any time, with or without cause, for any reason, or for no reason whatsoever, by giving thirty (30) days’ prior written notice of termination to the other.

10.3 Termination Upon Default. In the event Reseller breaches any provision of this Agreement, Kirkman shall have the right and option, in its sole discretion, to immediately terminate this Agreement by sending written notice of termination to Reseller, in which event the effective date of such termination shall be the date the notice of termination is sent.

10.4 Effect of Termination. Upon termination of this Agreement, (a) except as expressly provided in this Agreement, all obligations of Kirkman and all rights of Reseller will terminate; (b) any and all sums owed by Reseller to Kirkman shall become immediately due and payable and shall bear interest at the maximum permissible contract rate allowable by law until paid; (c) Kirkman will have the option to cancel or fill any order placed by Reseller for Products which have not been delivered to Reseller on the date of termination; (d) Reseller will immediately discontinue all use of the Trademarks, and any other marks or names so resembling the Trademarks as to be likely to cause confusion or mistake; and (e) Reseller will return to Kirkman all Confidential Information and all other information and materials relating to the Products.

10.5 No Compensation Upon Termination. Reseller acknowledges that Kirkman has agreed to the terms and conditions of this Agreement in reliance on Reseller’s representations that this Agreement can be terminated at any time, with or without cause, for any reason, or for no reason whatsoever, without payment of any compensation, fines, penalties or other payments to Reseller or any other person or entity. Kirkman shall not, as a result of a termination of this Agreement, be liable to Reseller for any compensation, reimbursement, loss, damages or liability suffered by Reseller because of the termination, including, but not limited to, any loss of prospective profits or anticipated sales, loss of goodwill, expenditures, investments, commitments, or any other disadvantage incurred or suffered by Reseller.

11. Miscellaneous

11.1 Force Majeure. Kirkman shall have no obligation or liability whatsoever arising out of or in connection with any delay or failure to perform any of its covenants or obligations under this Agreement, or any accepted Customer order, or any loss or damage incurred by Reseller as a result thereof, if such delay or failure is caused, in whole or in part, either directly or indirectly, by act of God, fire, war, riot, civil insurrection, accident, embargo, transportation delays, governmental priority, shortage or failure of supply of materials or inability to obtain materials at current prices, strikes or other labor trouble, changes in production schedules, discontinuance of any product, decree or order of any court or government, or any other occurrence, act, cause or thing beyond the control of Kirkman, whether related or unrelated or similar or dissimilar to any of the foregoing, any of which shall, without liability, excuse Kirkman from performance.

11.2 Compliance With Laws. Reseller shall comply, at its own expense, with all applicable laws, rules and regulations, including without limitation those dealing with the sale and distribution of the Products, and shall be responsible for the filing of all reports and notices and the payment of all taxes and other assessments required thereby.

11.3 Entire Agreement. This document is the entire, final and complete Agreement and understanding of the parties relating to the subject matter herein and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto, and in particular it supersedes and replaces any existing reseller agreement between the parties. None of the terms and conditions contained herein shall be qualified or interpreted by any trade usage or prior courses of dealing not expressly made a part hereof.

11.4 Severability. Any provision of this Agreement which in any way contravenes the law of any state in which this Agreement is effective shall, in such state, to the extent of such contravention of law, be deemed severable and shall not affect any other provision hereof or the validity hereof.

11.5 Restriction on Assignment. A mutually agreed consideration for Kirkman entering into this Agreement is the reputation, business standing and goodwill already honored and enjoyed by Reseller and, accordingly, Reseller may not assign or transfer any of its rights, or delegate any of its duties or obligations hereunder, directly or indirectly, without the prior written consent of Kirkman. Any attempted assignment in violation of this Paragraph shall be null and void.

11.6 Taxes. Reseller represents and warrants to Kirkman that all Products purchased under this Agreement shall be for resale to the general public in the normal course of Reseller’s business. Reseller shall pay all value added, sales, use, excise, gross-receipts or other taxes levied or imposed on the Products purchased by Reseller, or on the sale, shipment, ownership or use of the Products to or by Reseller, provided, however, in no event shall Reseller be obligated for any taxes associated with the income of Kirkman. Reseller represents and warrants to Kirkman that it presently holds and will at all times during the term of this Agreement maintain, a valid Reseller Exemption Certificate for each location the Products are delivered. Reseller shall provide Kirkman with said Reseller Exemption Certificates, and any other certificates or evidence necessary to establish or maintain exemptions from federal, state or local sales, use, excise or similar taxes, and shall promptly notify Kirkman of the revocation or modification of any Reseller Exemption Certificate. Reseller shall indemnify, defend and hold Kirkman harmless from any and all claims or assessments against Kirkman resulting from a refusal by a taxing jurisdiction to recognize any of Reseller’s Reseller Exemption Certificates. Reseller’s obligation to indemnify Kirkman under this Paragraph shall survive the termination of this Agreement.

11.7 Offsets. Kirkman may offset any sums due from Reseller to Kirkman against any sums Kirkman owes Reseller. Reseller shall have no right to any credits, deductions or offsets without prior written approval from Kirkman.

11.8 Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed given on the date or transmission when sent by facsimile transmission or by e-mail to the e-mail address the recipient has provided to the sender, on the third day after the date of mailing when mailed by certified mail, postage prepaid, return receipt requested, from within the United States or on the date of actual delivery, whichever is the earliest, and shall be sent to Reseller or Kirkman, as the case may be, at the address shown on the first page of this Agreement, or at such other address as either party may hereafter designate by written notice to the other.

11.9 Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, successors and, insofar as this Agreement is assignable by the terms hereof, assigns.

11.10 Attorneys’ Fees. In the event Reseller fails to pay any sums owing to Kirkman under this Agreement, Reseller shall reimburse Kirkman for all collection costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Kirkman in collecting such sums. In addition, if any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in preparation or in prosecution or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

11.11 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.12 Modification. Kirkman reserves the right to revise, modify and add to the terms and conditions of this Agreement at any time and from time to Reseller Bulletins, no other supplement, modification or amendment of this Agreement shall be binding, unless the same is in writing and signed by a duly authorized representative of each party.

11.13 Authorization. Reseller represents and warrants to Kirkman that (i) it is a sole proprietorship/limited liability company/corporation (circle as appropriate) duly organized, validly existing and in good standing Under the laws of the State of its formation, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action of Reseller, and (iii) this Agreement constitutes a valid and binding contract of Reseller enforceable in accordance with its terms.

11.14 Survival of Covenants. The provisions of Section 5.3 entitled “Indemnification,” Section 6 entitled “Trademarks, Trade Names and Related Matters” and Section 7 entitled “Confidential Information,” and any other Obligations and duties which by their nature extend beyond the termination of this Agreement shall survive any termination of this Agreement and remain in effect.

11.15 Governing Law/Jurisdiction and Venue. This Agreement shall be deemed to have been executed and entered into in Lake Oswego, Oregon and shall be governed, construed, performed, and enforced in accordance with the laws of the State of Oregon, without regard to its conflict of law principles. Any claim, action or suit that arises out of or relates to performance of this Agreement will be brought and conducted solely and exclusively in either the Circuit Court for Multnomah County, Oregon, or the United States District Court of Oregon, and the parties consent to the jurisdiction of and venue in those courts.

11.16 Exhibits; Heading; Counterparts. All exhibits, if any, attached to this Agreement are an integral part hereof and are incorporated herein by this reference as though set forth in full. The headings used in this Agreement are solely for convenience of reference, are not part of this Agreement and, are not to be considered in construing or interpreting this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.17 Acknowledgement. Reseller hereby acknowledges receipt of a duly executed copy of this Agreement which Reseller has fully read and understands.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives on the dates set forth below, effective as of the day and year first above written.